Exhibit 99.1

TENFOLD CORP.

November 14, 2005

3:30 p.m. CST

Coordinator	Hello and welcome to the TenFold Corporation’s Third Quarter Earnings teleconference. At the request of TenFold Corporation, this conference is being recorded for instant replay purposes. As a reminder, following today’s presentation, we’ll be conducting a question and answer session.

At this time, I’d like to turn the conference over to Mr. Bob Hughes, Senior Vice-President and Chief Accounting Officer. Sir, you may begin when ready.

B. Hughes	Good afternoon and welcome to TenFold’s conference call. I’m Robert Hughes, TenFold’s Senior Vice-President and Chief Accounting Officer. Joining me today are Dr. Nancy Harvey, our President and Chief Executive Officer and CFO and also Robert Felton, our Chairman.

This afternoon, we filed our 10-Q with the SEC and issued a press release highlighting aspects of our third quarter results. You can find the press release posted on our Web site and other financial sites like Yahoo Finance and MSN.com.

On today’s call, Nancy will review our results, and then both Nancy and Bob will be available to answer questions. As we share information today to help you better understand our business, it’s important to note that we will make statements in the course of this conference call that state our intentions, hopes, beliefs, expectations or predictions of the future. These constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act,. TenFold’s actual results could differ materially from those projected in these forward-looking statements. We disclaim any intention or obligation to revise any forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time-to-time in documents that we file with the SEC including, but not limited to, our most recent reports on Form 10-K, 10-Q and 8-K.

With that introductory business out of the way, let me turn the call over to Nancy.

Dr. Harvey	Thanks, Rob, and thanks to all of you for joining us this afternoon. As Rob indicated, I am joined by Robert Felton who was unanimously elected Chairman of our board of directors last Wednesday. This is a most important time for TenFold. We hope that our remarks this afternoon will help you better understand our perspectives, priorities, and expectations.

In a few minutes, I’ll report on some of the specific milestones we achieved, but overall, we made steady progress during the first three quarters, increased awareness, increased lead generation, added new proof-of-concept project customers and, most importantly, acquisition of larger new customers like XanGo and Bob’s own company DevonWay, each of which has spent over a million dollars with TenFold this year. We believe that our business strategy is working, that we are gaining awareness and momentum, and that we are on-target to achieve our long-term goals. We remain focused on returning to positive operating cash flow by selling larger license deals to current and new customers.

While we see substantially greater interest in TenFold technology, and our pipeline strength and quality is increasing, and we have clear examples of the next generation TenFold customers, our small size makes our bold claims hard to believe and makes it even more difficult for promising big customers to take the step of doing business with us. As careful as we are, our fragile balance sheet leaves little room for error. We believe we must raise capital from a financing, or operations, to ensure our continued operation and to remove TenFold’s viability as a hurdle to doing business.

Recently, some members of our board expressed interest in possibly participating in a capital raise of $5 million to $10 million that might include outside investors. While there is no assurance that we can complete such a transaction, bringing in additional capital, either through operations or a financing, is our highest priority and essential to TenFold’s continuance.

Our entire board, and especially, I want to add, our Founder, Jeff Walker, appreciates Bob’s willingness to step forward at this important time to steward our management and board efforts to procure the funds we need to continue. Bob is a very successful and highly respected long-time software industry business executive and entrepreneur. Bob is the former Chairman and CEO of Indus International, and before that, the Founder, President, CEO and venture capitalist for the Indus Group.

Recently, Bob founded DevonWay to deliver complex enterprise applications in an on-demand model for the industry he knows so well, small, medium-sized and even large public utilities. No one has dared to try to deliver such applications on-demand. Bob’s secret weapon is that he has based his company and product offerings on TenFold technology.

When he shares his perspective in a few minutes, I’m sure you’ll agree with me and with our entire board that we will benefit enormously from Bob’s energy, sage advice, experience and direct involvement.

Lastly, though, before I turn to our performance, let me dispel any rumors of the demise or change in energy, focus or commitment to TenFold of our Founder and Chairman Emeritus, Jeff Walker. Jeff remains our largest shareholder and will continue to serve on our board and as TenFold’s Executive Vice-President and Chief Technology Officer.

Since we released our Q3 results just earlier this afternoon, let me first summarize them. For Q3, we reported revenues of $1.5 million, an operating loss of $1.3 million, a net loss of $341,000 and diluted loss per share of $0.01. These operating results are in line with our recent prior quarters. Because of the vagaries of somewhat Byzantine accounting rules and interpretations, we regretfully saw little of the value of contracted and paid-for software licenses of a million dollars closed during Q3 flowing into our P&L. The complete accounting treatment for the million dollar license transition with DevonWay is described formally in our 10-Q, which we filed today. Instead of recognizing license fees in Q3, we increased our end of Q3 deferred revenues by a million dollars to $2 million.

We ended Q3 with a cash balance of $1.7 million. Our net cash outflow for Q3 was $375,000, substantially lower than our recent prior quarters, largely due to the one million dollar license transaction completed with DevonWay in August.

While our quarterly cash burn has declined, as predicted, we must generate additional cash from operations or raise cash to have sufficient runway to continue operations.

We achieved important business milestones during Q3. For the first time in a long time, spending on TenFold by two new-in-2005 customers grew to exceed a million dollars year-to-date, XanGo and DevonWay. XanGo provides tangible validation of our penetrate and radiate sales model. XanGo engaged TenFold for a small proof-of-concept project at the end of the first quarter. During Q2 and Q3, XanGo sent additional staff through our training programs, continued to build out a mission-critical replacement application called Foundry that automates multilevel marketing, distributor management, and compensation and order entry in multiple languages simultaneously. They prepared to retire their legacy system and take Foundry into production.

I’m delighted to report that since we prepared our 10-Q, XanGo took Foundry into full live production this past weekend, just seven months after they first met TenFold. XanGo successfully conceived, designed, built, tested, integrated and deployed an enormously complex enterprise application in their call center and for their distributors globally.

In addition to EnterpriseTenFold licenses and consulting, training and support services, XanGo engaged TenFold to enhance TenFold’s technology to render any TenFold-powered application in Japanese.

Another important customer is CIBT. CIBT is the travel industry market leader in arranging and obtaining visas and travel permission. During Q3, CIBT took their core application into smooth production and decommissioned their legacy application.

In addition to XanGo and CIBT, recent customers deploying TenFold-powered applications into production include Sun Power Geothermal, which deployed a sales application, and RemedyMD, a startup founded by TenFold’s former Chief Executive Officer, Gary Kennedy, which took a content management system into production.

Starting in the second quarter and continuing to date, we have worked to attract the interest of first-tier, global systems integrators. We believe that having such partners stand behind and support TenFold would help

TenFold appear convincingly viable with sophisticated risk-adverse corporate buyers.

During July, we completed two small projects for a division of the Computer Sciences Corporation, CSC. In one project, staffed by two TenFold application developers and two CSC staff, the joint team built the first version of a life insurance claims processing application, including a connection to a legacy life insurance system and complex insurance business rules, in just three weeks. We had preliminary discussion of next steps but have had no communication from CSC recently.

During Q3, a four-person team comprised of two TenFold applications developers and representatives of SAIC and BAE completed an application on behalf of the United States Air Force. We are in active discussion regarding additional services and licenses. Also during Q3, we had preliminary discussion with IBM regarding the possibility of TenFold technology being useful in their applications development efforts. Those discussions are continuing, and an IBM executive architect recently completed our introductory one-week training class.

Separately, we’ve agreed to participate in a team approach to a major Salt Lake City-based enterprise where we believe previous discussions stalled in part due to concerns regarding TenFold’s viability.

Q3 was also notable in that our bookings from a single VAR exceeded $100,000 for the first time in years. Redi2, which makes their TenFold-powered fee billing application available, secured both the financial giant Mellon and Newton Investment Management, a U.K. asset management subsidiary of Mellon.

We continue to focus substantial efforts on our marketing and public relations efforts to increase awareness and generate leads. At the end of Q3, we launched our TenFold seminars, which continue to include one tomorrow in San Diego. Our prospective customer pipeline continues to grow. We have proof-of-concept proposals outstanding at accounts including The Church of Jesus Christ of Latter Day Saints, Sears, OC Tanner and Zions Bank. We have submitted follow-on proposals to Disney, Guidant and Ingenix.

In general, we observe greater interest and resonance around our messaging and emerging, unsolicited interest by the press in codeless development. In our view, virtually all applications on the planet today have been coded. TenFold enables codeless development by rendering an enterprise application from its description. In the same way that Excel renders a spreadsheet, it is usable by business and IT professionals and makes coding of spreadsheets obsolete, TenFold renders enterprise applications and make the tedious, error-prone, laborious job of coding enterprise applications obsolete.

Before we turn to Q&A, let me introduce our recently-elected Board Chairman, Bob Felton, and let him share with you a bit of his vision, motivation and expectations for DevonWay and TenFold.

B. Felton	Well, Nancy, thank you very much, and thanks to the folks taking time to listen to this call. We really appreciate your interest in TenFold and want to give you some information, basically, on several topics. First, I personally believe so strongly in TenFold’s technology that I have committed millions of dollars to founding a company, DevonWay, based on the TenFold technology.

So, you might ask, what are the business drivers that led me to come out of retirement and found DevonWay? And there are really sort of five. First, all businesses use legacy software applications and they all have serious issues. Basically, changes take years to put into their systems, it’s very difficult to change their systems, and they cost millions of dollars to make the changes and to maintain them.

Second, and on the same theme as maintenance costs, legacy systems, according to the Gartner Group, basically are costing over 70% of the IT budgets just to maintain them, and those costs continue to rise.

Third, building your own applications has been a recipe for disaster that many failed projects demonstrates. You have but to look at the latest FBI situation to understand what I’m talking about.

Fourth, buying packaged applications is also not the answer. Packages are expensive. They don’t really do what you need. They force you into exorbitant modification expenses and delays, and they’re extremely difficult to put into production. They also bring with them a significant, continuing vendor maintenance cost.

And finally, five, while it’s risky and costly to build applications, I believe the real issue is the recurring cost of maintenance that eats the companies alive. Gartner says that over 70% of the IT spend today is going into maintenance and just 20% to 30% going toward innovation. I believe that the TenFold technology flips that equation to where you can use over 70% of your IT budget towards new applications and innovation and only 30% to maintain.

So, that’s sort of the reasons why we committed to found DevonWay and to take advantage of this. So how does this play for TenFold? Well, it’s a terrific opportunity for TenFold because these customers have problems that are very expensive to solve. Let me illustrate that.

Customers can use the TenFold technology to successfully build applications in weeks that would otherwise take years. And this isn’t hype. We’ve already done it in DevonWay. The first application we built took me a year and a half to build in the Indus Group, and we built it, basically, in four weeks, and another four weeks to polish it. It’s a significant application.

Second, you can transform customer applications. What does this mean? This means you can take a legacy system that costs way too much money in maintenance and vendor support fees and transform it with this technology in weeks instead of years and significantly reduce those costs.

Third, we can deliver new applications, solve legacy system problems and lower the custom costs along the way. Think about that, deliver new, solve legacy, lower custom costs. This is a winning business proposition, winning for our customers and winning for TenFold.

In other words, we can transform the way that companies spend IT dollars because TenFold technology lets us do so. And believe me, TenFold is the only technology that does what I’ve described.

So, certainly in closing, I really believe in TenFold the company. My company, DevonWay, is a TenFold customer, and I’ve seen amazing performance from TenFold. The TenFold consultants who helped us build our first application in a few weeks were all superstars. The TenFold University classes that everyone at DevonWay attends get rave reviews from my staff. People say things like, “This is the best class I’ve ever attended.” The TenFold development team is amazing. We’ve hired them to add some very high-sizzle features to EnterpriseTenFold, and they’ve done so with incredible speed and creativity. Wait until the other TenFold customers see the new features that DevonWay has financed. And there are many more examples that I don’t have time to go into now.

So, just to summarize, I believe in the TenFold technology. I’ve founded a company on it. There are a set of problems out there in the industry that need to be solved, and the TenFold technology allows them to be solved in an extremely cost effective way.

And last but not least, I’m really thrilled that Jeff Walker asked me to become chairman of TenFold’s board. I think that TenFold is very close to reaching its tipping point. TenFold’s technology does everything that Jeff and TenFold say it does. Jeff believes that TenFold needs my energy to help drive momentum, and in doing so, we can have TenFold and its technology gain its rightful place at the core of software development.

Thank you for listening to me.

Dr. Harvey	Well, we, Bob and I both appreciate the support and enthusiasm the TenFold team has received from our customers and shareholders whose confidence in our technology has continued, and whose support and confidence inspires us.

We’ve kept our remarks brief today, in part because we’d like to make sure we allow any of you who have questions to raise them. I think this would be an appropriate time to open the microphones, and we’d be delighted to field questions from anyone on any topic.

Coordinator	We’ll take a brief moment for questions to register. Our first question comes from Jack Eisenberg, private investor.

J. Eisenberg	Good morning, or good afternoon, I’m not sure what time zone you’re talking from.

Dr. Harvey	We’re talking from San Francisco, so good....

J. Eisenberg	My name is Jack Eisenberg, and I am considering purchasing TenFold software for my company. I have a couple of questions. First of all, in the release that was just made today, there’s an indication of $1.3 million in cash inflow from DevonWay this quarter and $1.5 million for the past nine months. So I’m assuming that $200,000 was prior to the last quarter and $1.3 million in the current quarter.

In addition, it says that this number includes one million from a licensing agreement that has not been recognized as revenue. I’m a little unclear on that. Could that be explained, please?

Dr. Harvey	Surely. So, Jack, we did a transaction, which we think of as very important, in August of this year, and that was our first million dollar license in a long time. So that million dollar license that we sold to DevonWay will be accounted for as revenue in a future quarter. We’re a small software company, and there are labyrinthine rules related to how we should recognize software license revenue as a small company with few examples of million dollar deals. On the advice of our auditors, we’ll recognize this, as is described in our Q, at the end of the anticipated accounting lifetime, which for accounting purposes is, roughly, 16 months from now. So none of the million dollars that was contractually acknowledged as the license flowed to our P&L this quarter; although, all the cash flowed through to our balance sheet in August.

J. Eisenberg	Okay. So does that mean that the reported $1.5 million in revenue at the beginning of this report is in addition to the one million cash that was received during the quarter?

Dr. Harvey	Yes.

J. Eisenberg	Okay, that’s my first question. May I ask the second?

Dr. Harvey	Sure.

J. Eisenberg	I believe there was a press release yesterday, or just prior to the weekend, indicating that you were considering a different pricing model. Could you talk somewhat on that, please?

Dr. Harvey	I’d be delighted to. I’m looking like a deer in the headlights here. I come to these calls as well prepared as I can. I’m embarrassed to say I don’t recall a press release on a new pricing model. We did announce some time ago that we had expanded our pricing model to accommodate larger customers by offering processor-based licensing in addition to end-user licensing, and perhaps that was referred to in one of our recent press releases. But, Jack, I’d be delighted to have someone follow up with you after this call to go through the details of our pricing model.

J. Eisenberg	Okay, thank you very much. That was all I had.

Dr. Harvey	Well, and actually, I’d like to turn for just a moment to Bob Felton. If you’re a prospect, we’d love you to hear from a recent customer. So, could Bob just say one more time about how terrific it is to do business with TenFold?

B. Felton	Jack, we should take it offline, but I am, obviously, not an unbiased participant here, but did found the company based on this, and I’m interested in what type of company you have and what you’re interested in doing with it. But, I can assure you that there’s nothing else on the planet that can do what this technology can do.

J. Eisenberg	I’m convinced of that myself.

B. Felton	Great. Let’s do business.

Dr. Harvey	Well, then, I think we’ll turn to the next caller, if we want to raise a second question here.

Coordinator	Currently, we are showing no questions registered.

Dr. Harvey	Well thanks, everyone. I very much appreciate the time today. We’d be delighted to keep you updated as the quarter progresses and very much look forward to speaking with you early in 2006. Thanks again for the time today and appreciate your continued interest and support.